Exhibit 99.1

CalAmp Updates Fiscal 2020 Fourth Quarter Revenue Outlook

IRVINE, CA, March 5, 2020 -- CalAmp (Nasdaq: CAMP), a global technology solutions pioneer transforming the mobile connected economy, today revised its revenue outlook for the fiscal 2020 fourth quarter ended February 29, 2020.  CalAmp expects revenue for the quarter to be below its original guidance provided on December 19, 2019 due to the confluence of factors including the effect of the coronavirus outbreak in China on its supply chain and related transitions as well as softer than expected demand for its MRM Telematics products.

Michael Burdiek, CalAmp’s president and chief executive officer, commented, “During the fourth quarter, we experienced significant supply shortages and softer than expected demand for our MRM Telematics products. The supply shortages were primarily attributable to our one remaining Chinese supplier, the production capacity of which was significantly impaired in February due to the extended Chinese New Year holiday resulting from the coronavirus outbreak. Though this sole remaining MRM Telematics supplier in China is currently ramping production, it remains unclear as to when it will return to full capacity. We also experienced other supply shortages due to supply chain transitions, coupled with extended lead times on raw materials and components sourced from China, but used elsewhere in our global supply chain.  Due to these factors, we were unable to ship an unusually high portion of existing MRM backlog late in our fiscal fourth quarter, resulting in an $8 million increase in backlog from the end of the prior quarter.  We expect to recover a majority of this revenue in future quarters, but the extent and timing of the shipments remain uncertain at this time. Although we have made significant progress on our supply chain diversification over the past year, the unusual and unexpected situation in China combined with the aforementioned factors had a material impact on our revenue in the quarter.”

Michael Burdiek continued by stating, “It is important to point out that our Software & Subscription Services (SaaS) business performed well in the fourth quarter, and we expect to achieve our goal of at least $120 million in SaaS revenue for the fiscal year 2020. Overall, the Company’s long-term growth drivers and market opportunities, especially those related to CalAmp’s transformation to a SaaS solutions provider, remain intact.”

CalAmp will provide more information when it reports its fiscal fourth quarter and full year 2020 financial results on or around Thursday, April 23, 2020.

Revised Fourth Quarter Fiscal 2020 Revenue Outlook
(In thousands)

	Range
Description	Low	High
GAAP Revenues	$85,000	$87,000

CalAmp is not providing updated guidance for GAAP and non-GAAP earnings at this time because the information necessary to calculate those metrics is not yet available. In accordance with applicable accounting standards, CalAmp assesses the recoverability of its assets including (but not limited to) deferred tax assets, goodwill and other long-lived assets. In connection with this assessment for fiscal 2020, CalAmp may record GAAP basis non-cash charges.

About CalAmp

CalAmp (Nasdaq: CAMP) is a global technology solutions pioneer transforming the mobile connected economy. We help reinvent business and improve lives around the globe with technology solutions that streamline complex mobile IoT deployments and bring intelligence to the edge. Our software and subscription-based services, scalable cloud platform and intelligent devices collect and assess business-critical data from mobile assets and their contents.

CalAmp Revises Fiscal 2020 Fourth Quarter Financial Guidance

We call this The New How, facilitating efficient decision making, optimizing mobile asset utilization and improving road safety.  CalAmp, headquartered in Irvine, California, has been publicly traded since 1983. LoJack® is a brand of CalAmp and a leader in stolen vehicle recovery and innovative automotive services. For more information, visit calamp.com, or LinkedIn, Facebook, Twitter, YouTube or CalAmp Blog.

Forward-Looking Statements

This announcement contains forward-looking statements (including within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended) concerning CalAmp. These statements include, but are not limited to, statements that address our expected future business and financial performance and statements about (i) our plans, objectives and intentions with respect to future operations, services and products, (ii)  our competitive position and opportunities, and (iii) other statements identified by words such as such as “may”, “will”, “expect”, “intend”, “plan”, “potential”, “believe”, “seek”, “could”, “estimate”, “judgment”, “targeting”, “should”, “anticipate”, “predict” “project”, “aim”, “goal”, and similar words, phrases or expressions. These forward-looking statements are based on management’s current expectations and beliefs, as well as assumptions made by, and information currently available to, management, current market trends and market conditions, and involve risks and uncertainties, many of which are outside of our control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements. Particular uncertainties that could materially affect future results include any risks associated with global economic conditions and concerns; international trade disputes and tariffs, war, terrorism, natural disasters, public health issues, including the outbreak of the coronavirus, and other business interruptions that could disrupt supply or delivery of, or demand for, our products; competitive pressures; pricing declines; rates of growth in our target markets; prolonged disruptions of our contract manufacturers’ facilities or other significant operations; our dependence on outsourced service providers for certain key business services and their ability to execute to our requirements; our ability to maintain or improve gross margin; cost-containment measures; legislative and regulatory actions; integration, charges or expenses in connection with our recent acquisitions; the impact of legal proceedings and compliance risks; implementation of our new ERP system; our ability to protect our intellectual property and the unpredictability of any associated litigation expenses; any expenses or reputational damage associated with resolving customer product and warranty and indemnification claims; our ability to sell to new types of customers and to keep pace with technological advances; market acceptance of the end products into which our products are designed; and other events and trends on a national, regional and global scale, including those of a political, economic, business, and competitive nature. Our filings with the U.S. Securities and Exchange Commission (“SEC”), which you may obtain for free at the SEC’s website at http://www.sec.gov, discuss some of the important risk factors that may affect our business, results of operations, and financial condition.  We undertake no intent or obligation to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CalAmp and LoJack and the related logos are among the trademarks of CalAmp Corp. and/or its affiliates in the United States, certain other countries, and/or the European Union. Any other trademarks or trade names mentioned are the property of their respective owners.

AT CALAMP:	AT SHELTON GROUP:
Kurtis Binder	Leanne Sievers
EVP & CFO	(949) 224-3874
ir@calamp.com	sheltonir@sheltongroup.com